BlackRock New Jersey Municipal Bond Fund

of BlackRock Multi-State Municipal Series Trust

File No. 811-04375

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending January 31, 2007, the BlackRock New Jersey Municipal Bond Fund (the “Fund”), a series of BlackRock Multi-State Municipal Series Trust  (the “Registrant”), File No. 811-04375, acquired substantially all of the assets and certain stated liabilities of BlackRock New Jersey Tax-Free Income Portfolio (the “Portfolio”), a portfolio of BlackRock FundsSM (the “BlackRock Fund”).

On May 9 and May 16, 2006, at meetings of the Boards of Directors of the Registrant and BlackRock Fund, the Directors approved an Agreement and Plan of Reorganization (the “Reorganization”).

On May 4, 2006, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-133819 and 811-04375) (the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of the Portfolio. Pre-Effective Amendment No. 1 to the Registration Statement was filed on June 15, 2006 and declared effective by the Commission on June 19, 2006. On August 22, 2006, the shareholders of the Portfolio approved the Reorganization at a special meeting of shareholders held for that purpose.

On October 13, 2006 (the “Reorganization Date”), pursuant to the Agreement, the Portfolio transferred assets valued at $168,592,880.33 to the Registrant and received in exchange newly-issued Investor A, Investor B, Investor C, Institutional  and Service shares of the Registrant comprised of  642,863.924 Investor A shares, 955,089.549 Investor B Shares, 139,981.523 Investor C Shares, 12,623,088.117 Institutional shares, and 1,277,790.494 Service shares. Such shares were then distributed to the shareholders of the Portfolio on that date in proportion to each shareholder’s interest in the assets transferred.

An Application for Deregistration on Form N-8F will be filed by the Portfolio with the Securities and Exchange Commission.